Exhibit 23.6

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-208932 and 333-207759) of Shell Midstream Partners, L.P. of our report dated February 26, 2016 relating to the financial statements of Mars Oil Pipeline Company, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Houston, TX
February 27, 2018